Exhibit 99.1

Approach Resources Inc.

Reports Second Quarter 2012 Results

Fort Worth, Texas, August 2, 2012 – Approach Resources Inc. (NASDAQ: AREX) today reported results for second quarter 2012. Highlights for second quarter 2012 include:

•	Production of 702 MBoe (7.7 MBoe/d), an increase of 16% over second quarter 2011 and 7% over first quarter 2012

•	Net income of $7.9 million, or $0.23 per share

•	Adjusted net income (non-GAAP) of $1.6 million, or $0.05 per share

•	EBITDAX (non-GAAP) of $20.1 million, or $0.60 per share

Second Quarter 2012 Financial Results

Second quarter 2012 production totaled 702 MBoe (7.7 MBoe/d), compared to 608 MBoe (6.7 MBoe/d) produced in second quarter 2011, a 16% increase. Estimated second quarter 2012 production increased 7%, compared to first quarter 2012 production of 654 MBoe (7.2 MBoe/d). Oil production for second quarter 2012 increased 120% to 230 MBbls, compared to 104 MBbls produced in second quarter 2011, and increased 20% compared to first quarter 2012 oil production of 191 MBbls. Second quarter 2012 production was 33% oil, 32% NGLs and 35% natural gas, compared to 17% oil, 39% NGLs and 44% natural gas in second quarter 2011.

Net income for second quarter 2012 was $7.9 million, or $0.23 per diluted share, on revenues of $29.9 million. This compares to net income for second quarter 2011 of $8 million, or $0.28 per diluted share, on revenues of $29.1 million. Net income for second quarter 2012 included an unrealized gain on commodity derivatives of $9.4 million and a realized gain on commodity derivatives of $361,000. The decline in net income and net income per diluted share was driven by lower commodity price realizations and higher operating expenses, partially offset by higher production.

Excluding the unrealized gain on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for second quarter 2012 was $1.6 million, or $0.05 per diluted share, compared to $6.5 million, or $0.23 per diluted share, for second quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

EBITDAX (non-GAAP) for second quarter 2012 was $20.1 million, or $0.60 per diluted share, compared to $21 million, or $0.73 per diluted share, for second quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Average realized prices for second quarter 2012, before the effect of commodity derivatives, were $83.21 per Bbl of oil, $33.75 per Bbl of NGLs and $2.19 per Mcf of natural gas, compared to $97.89 per Bbl of oil, $51.88 per Bbl of NGLs and $4.16 per Mcf of natural gas for second quarter 2011. Our average realized price, including the effect of commodity derivatives, was $43.12 per Boe for second quarter 2012, down 10% compared to $48.01 per Boe for second quarter 2011.

Lease operating expenses trended higher in second quarter 2012 compared to second quarter 2011 due to higher production volumes and oil-weighted growth. Severance and production taxes decreased due to our increase in oil sales as a percentage of total oil, NGL and gas sales, as oil sales are taxed at a lower rate. General and administrative expenses increased primarily due to higher salaries and benefits resulting from increased staffing, partially offset by a decrease in share-based compensation. Depletion, depreciation and amortization expense increased primarily due to higher production and increased investment in our oil-focused, Wolfcamp Shale play, relative to estimated proved developed reserves.

Operations Update

During second quarter 2012, the Company drilled seven wells and completed 10 wells, including eight of 11 wells that were waiting on completion at March 31, 2012. At June 30, 2012, we had eight wells waiting on completion, of which five have since been completed as producers and one has been completed as a water source well. We also recompleted 14 wells during the second quarter of 2012. We currently have two horizontal rigs and one vertical rig working.

In Project Pangea, the University 45 A 703H was completed with 29 stages. The University 45 A 703H targeted the Wolfcamp “B” zone and flowed at maximum 24-hour rate of 875 Boe/d, made up of 743 barrels of oil per day (Bo/d), 73 barrels of NGLs per day and 354 Mcf of natural gas per day (Mcf/d). The University 45 A 703H well has produced at an average 30-day rate of 612 Boe/d, made up of 453 Bo/d, 88 barrels of NGLs per day and 428 Mcf/d. The Company also drilled the University 45 B 2402H and University 45 B 2403H in the Wolfcamp “B” zone. Both wells were recently completed and are in the early stages of flowing back fracture stimulation fluids.

In Pangea West, we tested the Wolfcamp “A” zone with two pilot wells, the Pangea West 6602H and the Pangea West 6601H. These wells were completed with 28 and 29 stages, respectively. The Pangea West 6602H flowed at an initial maximum 24-hour rate of 494 Boe/d, made up of 391 Bo/d, 57 barrels of NGLs per day and 278 Mcf/d. The Pangea West 6601H flowed at an initial maximum 24-hour rate of 461 Boe/d, made up of 388 Bo/d, 40 barrels of NGLs per day and 196 Mcf/d. Both wells are in the early stages of flowing back fracture stimulation fluids, and the daily production rate of each well continues to climb. The Company is encouraged by the production data from the first two pilot wells targeting the Wolfcamp “A” zone and plans to test the “A” zone in Project Pangea during the third quarter of 2012. The Company also plans to test central Project Pangea and northeast Project Pangea with horizontal wells during the third and fourth quarters of 2012.

Management Comment

J. Ross Craft, Approach’s President and CEO, said, “Our continued focus on the oil-rich Wolfcamp play drove production to the highest level in our Company’s history. Significantly, our oil production rose 120% compared to the prior-year period as we continue to shift our product mix from natural gas to oil and liquids. Looking ahead, we have many exciting plans for the second half of the year and beyond. We are pleased to have entered into development drilling in the “B” bench of the Wolfcamp, and we’re encouraged by our initial pilot wells targeting the “A” bench. The Company has plans to drill another test well to the “A” zone in Project Pangea during the third quarter of 2012. In addition, we are working on infrastructure plans that we anticipate will lower our trucking differential costs, as well as water sourcing plans. We expect to begin to realize the impact of adding a second rig in the Wolfcamp during the second half of the year, and believe that we are on track to continue to deliver strong production growth for 2012.”

Liquidity and Commodity Derivatives Update

At June 30, 2012, we had a $300 million revolving credit agreement with a $270 million borrowing base and $145.4 million outstanding. At June 30, 2012, our liquidity and long-term debt-to-capital ratio were $124.7 million and 23.2%, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt-to-capital ratio.”

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

Capital Expenditures and Guidance Update

Costs incurred during second quarter 2012 totaled $70.3 million, and included $65.1 million for exploration and development drilling, $4.6 million for infrastructure projects and $600,000 for acreage acquisitions. The table below sets forth the Company’s current production and operating costs and expenses guidance for 2012. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	Prior 2012	Current 2012
	Guidance	Guidance
Production:
Total (MBoe)	2,900 – 3,100	2,900 – 3,100
Percent oil and NGLs	65%	65%

Operating costs and expenses (per Boe):
Lease operating	$4.50 – 5.50	$5.50 – 6.50
Severance and production taxes	$2.50 – 4.00	$2.50 – 4.00
Exploration	$4.00 – 5.00	$4.00 – 5.00
General and administrative	$6.00 – 7.00	$7.00 – 8.00
Depletion, depreciation and amortization	$12.00 – 15.00	$15.00 – 18.00
Capital expenditures (in millions)	Approximately $260	Approximately $260

Second Quarter 2012 Conference Call

Approach will host a conference call on Friday, August 3, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss second quarter 2012 financial and operating results. The conference call can be accessed by dialing (800) 573-4754 (U.S. domestic) or (617) 224-4325 (International). Additionally, the conference call will be broadcast live over the internet and can be accessed through the Investor Relations section of the Company’s website, www.approachresources.com. The webcast will be archived for replay on the Company’s website until November 2, 2012.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 97967148.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 146,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s 2012 capital budget, development program and production and operating expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues (in thousands):
Oil	$19,108	$10,201	$37,114	$18,224
NGLs	7,547	12,235	16,654	17,289
Gas	3,272	6,687	6,777	13,793

Total oil, NGL and gas sales	29,927	29,123	60,545	49,306
Realized gain (loss) on commodity derivatives	361	66	(123)	262

Total oil, NGL and gas sales including derivative impact	$30,288	$29,189	$60,422	$49,568

Production:
Oil (MBbls)	230	104	420	193
NGLs (MBbls)	224	236	438	341
Gas (MMcf)	1,495	1,608	2,987	3,260

Total (MBoe)	702	608	1,356	1,077
Total (MBoe/d)	7.7	6.7	7.5	6.0
Average prices:
Oil (per Bbl)	$83.21	$97.89	$88.28	$94.57
NGLs (per Bbl)	33.75	51.88	38.03	50.70
Gas (per Mcf)	2.19	4.16	2.27	4.23

Total (per Boe)	$42.61	$47.90	$44.64	$45.78
Realized gain (loss) on commodity derivatives (per Boe)	0.51	0.11	(0.09)	0.24

Total including derivative impact (per Boe)	$43.12	$48.01	$44.55	$46.02
Costs and expenses (per Boe):
Lease operating (1)	$7.13	$5.93	$6.84	$5.81
Severance and production taxes	2.10	2.80	2.22	2.60
Exploration	(0.06)	0.46	0.92	4.56
General and administrative	7.19	7.55	7.97	7.51
Depletion, depreciation and amortization	20.78	13.14	18.90	13.04

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Oil, NGL and gas sales	$29,927	$29,123	$60,545	$49,306

EXPENSES:
Lease operating	5,009	3,609	9,271	6,256
Severance and production taxes	1,477	1,701	3,013	2,804
Exploration	(38)	280	1,249	4,908
General and administrative	5,051	4,593	10,815	8,093
Depletion, depreciation and amortization	14,596	7,987	25,626	14,039

Total expenses	26,095	18,170	49,974	36,100

OPERATING INCOME	3,832	10,953	10,571	13,206

OTHER:
Interest expense, net	(1,380)	(863)	(2,267)	(1,375)
Realized gain (loss) on commodity derivatives	361	66	(123)	262
Unrealized gain on commodity derivatives	9,439	2,231	6,767	2,082
Gain on sale of oil and gas properties	—	3	—	491

INCOME BEFORE INCOME TAX PROVISION	12,252	12,390	14,948	14,666
INCOME TAX PROVISION	4,390	4,400	5,372	5,213

NET INCOME	$7,862	$7,990	$9,576	$9,453

EARNINGS PER SHARE:
Basic	$0.23	$0.28	$0.29	$0.33

Diluted	$0.23	$0.28	$0.29	$0.33

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,524,361	28,458,270	33,387,065	28,376,414
Diluted	33,550,068	28,687,457	33,493,875	28,615,647

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2012	2011
Cash and cash equivalents	$402	$301
Other current assets	13,420	11,085
Property and equipment, net, successful efforts method	717,045	595,284
Other assets	3,471	1,224

Total assets	$734,338	$607,894

Current liabilities	$51,382	$43,625
Long-term debt	145,400	43,800
Other long-term liabilities	57,223	53,020
Stockholders’ equity	480,333	467,449

Total liabilities and stockholders’ equity	$734,338	$607,894

Unaudited Consolidated Cash Flow Data	Six Months Ended June 30,
(in thousands)	2012	2011
Net cash provided (used) by:
Operating activities	$46,124	$46,067
Investing activities	$(148,300)	$(161,883)
Financing activities	$102,277	$93,180
Effect of foreign currency translation	$—	$2

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Time Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
Crude Oil – 2012	Collar	700 Bbls/d	$85.00/Bbl – $97.50/Bbl
Crude Oil – 2012	Collar	500 Bbls/d	$90.00/Bbl – $106.10/Bbl
Crude Oil – 2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
Crude Oil – 2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl

Natural Gas Liquids
Natural Gasoline February 2012 – December 2012	Swap	225 Bbls/d	$95.55/Bbl
Normal Butane March 2012 – December 2012	Swap	225 Bbls/d	$73.92/Bbl

Natural Gas
Natural Gas – 2012	Call	230,000 MMBtu/month	$6.00/MMBtu
Natural Gas July 2012 – December 2012	Swap	360,000 MMBtu/month	$2.70/MMBtu

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes (1) unrealized gain on commodity derivatives, (2) gain on sale of oil and gas properties, and (3) related income taxes. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of adjusted net income to net income for the three and six months ended June 30, 2012 and 2011 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$7,862	$7,990	$9,576	$9,453
Adjustments for certain items:
Unrealized gain on commodity derivatives	(9,439)	(2,231)	(6,767)	(2,082)
Gain on sale of oil and gas properties	—	(3)	—	(491)
Related income tax effect	3,209	760	2,301	875

Adjusted net income	$1,632	$6,516	$5,110	$7,755

Adjusted net income per diluted share	$0.05	$0.23	$0.15	$0.27

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized gain on commodity derivatives, (5) gain on sale of oil and gas properties, (6) interest expense, and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of EBITDAX to net income for the three and six months ended June 30, 2012 and 2011, respectively (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$7,862	$7,990	$9,576	$9,453
Exploration	(38)	280	1,249	4,908
Depletion, depreciation and amortization	14,596	7,987	25,626	14,039
Share-based compensation	1,311	1,713	3,543	2,548
Unrealized gain on commodity derivatives	(9,439)	(2,231)	(6,767)	(2,082)
Gain on sale of oil and gas properties	—	(3)	—	(491)
Interest expense, net	1,380	863	2,267	1,375
Income tax provision	4,390	4,400	5,372	5,213

EBITDAX	$20,062	$20,999	$40,866	$34,963

EBITDAX per diluted share	$0.60	$0.73	$1.22	$1.22

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our liquidity at June 30, 2012 (in thousands).

Liquidity at June 30, 2012
Borrowing base	$270,000
Cash and cash equivalents	402
Long-term debt	(145,400)
Unused letters of credit	(350)

Liquidity	$124,652

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated as of June 30, 2012, and by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our long-term debt-to-capital ratio at June 30, 2012, and December 31, 2011 (in thousands).

	June 30, 2012	December 31, 2011
Long-term debt	$145,400	$43,800
Total stockholders’ equity	480,333	467,449

	$625,733	$511,249
Long-term debt-to-capital	23.2%	8.6%